Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Home Point Capital Inc. & Subsidiaries
Ann Arbor, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated November 6, 2020, except for the stock split disclosed in Note 2 which is as of January 22, 2021, relating to the consolidated financial statements of Home Point Capital Inc. & Subsidiaries, which is contained in that Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
Philadelphia, Pennsylvania

January 28, 2021